Exhibit 4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the registration statement (No. 333-261099) under Schedule B of the Asian Infrastructure Investment Bank of our reports dated March 21, 2023 relating to management’s assessment of the effectiveness of internal control over financial reporting as at December 31, 2022, and our audit of the financial statements as at and for the year ended December 31, 2022, which appear in Exhibit 2 of the Asian Infrastructure Investment Bank’s Annual Report on Form 18-K for the fiscal year ended December 31, 2022.

/s/ PricewaterhouseCoopers

PricewaterhouseCoopers

Hong Kong, China

April 28, 2023

PricewaterhouseCoopers, 22/F Prince’s Building, Central Hong Kong SAR, China

T: +852 2289 8888, F: +852 2810 9888, www.pwchk.com